Exhibit 99

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                          P R E S S   R E L E A S E

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RELEASE DATE:                                 CONTACT:
_____________                                 ________

October 16, 2007                              CHARLES P. EVANOSKI
                                              GROUP SENIOR VICE PRESIDENT
                                              CHIEF FINANCIAL OFFICER
                                              (724) 758-5584



                           FOR IMMEDIATE RELEASE
                           _____________________


                     ESB FINANCIAL CORPORATION REPORTS
                        THIRD QUARTER 2007 EARNINGS

Ellwood City, Pennsylvania, October 16, 2007 - ESB Financial Corporation (Nasdaq: ESBF), the parent company of ESB Bank, today announced earnings for the quarter ended September 30, 2007 of $0.16 per diluted share on net income of $2.0 million as compared to earnings of $0.21 per diluted share on net income of $2.7 million for the quarter ended September 30, 2006, a 23.8% decrease in net income per diluted share. The Company's annualized return on average assets and average equity were 0.43% and 6.58%, respectively, for the quarter ended September 30, 2007, compared to 0.57% and 8.98%, respectively, for the quarter ended September 30, 2006.

For the nine month period ended September 30, 2007, the Company realized earnings of $0.47 per diluted share on net income of $6.0 million compared to earnings of $0.66 per diluted share on net income of $8.5 million for the same period in the prior year, a 28.8% decrease in net income per diluted share. The Company's annualized return on average assets and average equity were 0.42% and 6.27%, respectively, for the nine-month period ended September 30, 2007, compared to 0.61% and 9.37%, respectively, for the nine months ended September 30, 2006.

Charlotte A. Zuschlag, President and Chief Executive Officer of the Company, stated, "The Company's net interest margin continues to be impacted by the sustained effects of the inverted rate environment. This environment continues to offer significant challenges to financial institutions whose income is derived primarily from its net interest margin. The Company remains committed to improving net interest and noninterest income, while pursuing strategies to grow and provide a sound investment return to our shareholders."

Consolidated net income decreased $704,000, or 25.7%, to $2.0 million for the quarter ended September 30, 2007, compared to $2.7 million for the same period in the prior year. This decrease was primarily the result of decreases in net interest income and non-interest income of $887,000 and $443,000, respectively, partially offset by decreases in provision for loan losses, non-interest expense and provision for income taxes of $118,000, $109,000 and $399,000, respectively. Net interest income decreased in the third quarter primarily due to increases in interest expense on deposits and borrowings of $1.2 million, partially offset by an increase in interest income of $348,000. Included in the decrease


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October 16, 2007

in non-interest income were decreases to income from real estate joint ventures and net gain on sale of securities available for sale of $236,000 and $339,000, respectively, partially offset by an increase in fees and service charges of $75,000. The decrease in non-interest expense was primarily due to a decrease in minority interest, related to the Company's interest in joint ventures of $101,000.

Consolidated net income for the nine month period ended September 30, 2007, as compared to the nine month period ended September 30, 2006, decreased $2.6 million, or 30.1%, to $6.0 million from $8.5 million. This decrease was the result of decreases in net interest income and non-interest income of $3.2 million and $163,000, respectively along with increases in the provision for loan losses and non-interest expense of $98,000 and $246,000, respectively, partially offset by a decrease to the provision for income taxes of $1.2 million. The decrease in net interest income for the period ended September
30, 2007 was primarily the result of an increase in interest expense of $6.3 million, partially offset by an increase in interest income of $3.1 million. The decrease in non-interest income was primarily the result of decreases in net gain on the sale of loans and net gain on sale of securities available for sale of $172,000 and $454,000, respectively, partially offset by an increase in income from real estate joint ventures of $245,000. Included in the increase to non-interest expense was an increase in minority interest, related to the Company's interest in joint ventures of $227,000.

The Company's total assets decreased by $4.8 million, or 0.3%, to $1.9 billion at September 30, 2007. The decrease in assets resulted primarily from a decrease in securities available for sale of $65.7 million, or 5.7%, to $1.1 billion, partially offset by increases in loans receivable of $28.1 million, or 4.8%, to $617.7 million along with an increase in real estate held for investment of $16.3 million, or 82.0% to $36.2 million. The Company's total liabilities decreased by $2.2 million, or 0.1%, to $1.8 billion at September 30, 2007. This decrease in total liabilities was primarily the result of decreases in FHLB advances and repurchase agreements and other borrowings of $27.7 million, or 4.0%, to $670.5 million and $5.0 million, or 2.7%, to $182.0 million, respectively, partially offset by increases in deposits and other liabilities of $19.7 million and $12.6 million, respectively.
Total stockholders' equity decreased $2.6 million or 2.1%, to $125.9 million at September 30, 2007, from $128.5 million at December 31, 2006. The decrease to stockholders' equity was primarily the result of increases in accumulated other comprehensive loss of $2.5 million and treasury stock of $2.8 million, partially offset by an increase in retained earnings of $1.9 million. Average stockholders' equity to average assets was 6.69%, and book value per share was $10.01 at September 30, 2007 compared to 6.57% and $10.00 at December 31, 2006.

ESB Financial Corporation is the parent holding company of ESB Bank, and offers a wide variety of financial products and services through 23 offices in the contiguous counties of Allegheny, Lawrence, Beaver and Butler in Pennsylvania. The common stock of the Company is traded on The NASDAQ Global Select Market under the symbol "ESBF". We make available on our web site, which is located at http://www.esbbank.com, our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, on the date which we electronically file these reports with the Securities and Exchange Commission. Investors are encouraged to access these reports and the other information about our business and operations on our web site.

This news release contains certain forward-looking statements with respect to the financial condition, results of operations and business of the Company. Forward-looking statements are subject to various factors which could cause actual results to differ materially from these estimates. These factors include, but are not limited to, changes in general economic conditions, interest rates, deposit flows, loan demand, competition, legislation or regulation and accounting principles, policies or guidelines, as well as other economic, competitive, governmental, regulatory and accounting and technological factors affecting the Company's operations.


Press Release
Page 3 of 3
October 16, 2007

                       ESB FINANCIAL CORPORATION AND SUBSIDIARIES
                                  Financial Highlights
                   (Dollars in Thousands - Except Per Share Amounts)

OPERATIONS DATA:

                                                 Three Months            Nine Months
                                              Ended September 30,     Ended September 30,
                                               2007        2006        2007        2006
                                              ______      ______      ______      ______

    Interest income                          $24,552     $24,204     $73,137     $70,077
    Interest expense                          18,437      17,202      54,153      47,875
                                             _______     _______     _______     _______

    Net interest income                        6,115       7,002      18,984      22,202
    Provision for loan losses                    156         274         667         569
                                             _______     _______     _______     _______
    Net interest income after provision for
            loan losses                        5,959       6,728      18,317      21,633
    Noninterest income                         2,083       2,526       5,841       6,004
    Noninterest expense                        5,895       6,004      17,811      17,565
                                             _______     _______     _______     _______
    Income before provision
            for income taxes                   2,147       3,250       6,347      10,072
    Provision for income taxes                   116         515         373       1,532
                                             _______     _______     _______     _______
    Net income                               $ 2,031     $ 2,735     $ 5,974     $ 8,540
                                             =======     =======     =======     =======

    Net income per share:
            Basic                              $0.16       $0.22       $0.48       $0.67
            Diluted                            $0.16       $0.21       $0.47       $0.66

    Annualized return on average assets        0.43%       0.57%       0.42%       0.61%
    Annualized return on average equity        6.58%       8.98%       6.27%       9.37%


FINANCIAL CONDITION DATA:
                                                                      As of:
                                                         September 30,      December 31,
                                                             2007               2006
                                                             ____               ____

    Total assets                                          $1,917,888         $1,922,722
    Cash and cash equivalents                                 38,533             22,701
    Total investment securities                            1,078,251          1,143,924
    Loans receivable, net                                    617,720            589,642
    Customer deposits                                        843,351            823,644
    Borrowed funds (includes subordinated debt)              917,760            951,153
    Stockholders' equity                                     125,899            128,535
    Book value per share                                      $10.01             $10.00

    Average equity to average assets                           6.69%              6.57%
    Allowance for loan losses to loans receivable              0.83%              0.84%
    Nonperforming assets to total assets                       0.20%              0.22%